EXHIBIT 10.29

December 22, 2015

Citizens Asset Finance, Inc.

71 South Wacker Drive, 29th Floor

Mailstop IH2935

Chicago, Illinois 60606

Attention: John Pors

Re:Request for Consent to Modify Certain Deadlines and Sale Amounts under 2015

Restructuring Plan

Dear Mr. Pors:

I am writing in connection with that certain Limited Waiver Agreement, dated November 13, 2015 (the "Waiver Agreement"), among Citizens Asset Finance, Inc., f/k/a RBS Asset Finance, Inc., as Lender ("Citizens"), LCI Shipholdings, Inc., as "Borrower," and International Shipholding Corporation, as "Guarantor" (the "Company"). The Waiver Agreement is a "Loan Document" related to that certain Loan Agreement, dated as of August 25, 2014 (as amended, the "Loan Agreement"), among Citizens, Borrower and Guarantor. Capitalized terms used in this letter have the meanings assigned in the Waiver Agreement.

Under Section 4 of the Waiver Agreement, Citizens consented to certain asset sales and other transactions described on Schedule A to the Waiver Agreement provided that (a) those transactions are made in connection with the 2015 Restructuring Plan, and (b) those transactions are consummated on or prior to the applicable deadlines, if any, set forth in Schedule A. Among other transactions involved in the 2015 Restructuring Plan, Section 2 of Schedule A addressed the proposed sale of the vessels PEGGY PALMER and NAIDA RAMIL. Section 3 of Schedule A addressed the sale of all assets and properties of Frascati Shops, Inc. and Tower, LLC (collectively, "FSI"), and Section 4 of Schedule A addressed the sale, assignment, early termination or other disposition by Waterman Steamship Corporation ("Waterman") of its three bareboat charter agreements with Intermarine, LLC (the "Intermarine  Contracts"). Each of the referenced Sections of Schedule A required that the transaction addressed in that provision be consummated by specific deadlines and for a consideration of not less than specified Net Cash Proceeds. As previously advised, we are requesting the consent of Citizens to the extension of the stipulated deadlines and to the modification of the consideration that is to be paid with respect to each of the transactions approved under Sections 2, 3 and 4 of Schedule A to the Waiver Agreement.

Section 2 of Schedule A currently requires that the vessels PEGGY PALMER and NAIDA RAMIL be sold by December 22, 2015 for aggregate Net Cash Proceeds of at least $1,800,000. Borrower and the Company request that this Section be modified (a) to extend the deadline for the sale of the PEGGY PALMER to December 29, 2015 and to reduce the required consideration for the sale to Net Cash Proceeds of not less than $160,000, and (b) to extend the deadline for the sale of the NAIDA RAMIL to January 15, 2016 and to reduce the required consideration for the sale to Net Cash Proceeds of not less than $485,000. If Citizens consents to this change, Section 2 of Schedule A would be revised to read, in its entirety, as follows:

2.The arms'-length sale of the vessels PEGGY PALMER and NAIDA

RAMIL, with the sale of the PEGGY PALMER to occur no later than December 29, 2015 for Net Cash Proceeds of not less than $160,000, and with the sale of the NAIDA

Citizens Asset Finance, Inc. December 22, 2015

RAMIL to occur no later than January 15, 2016 for Net Cash Proceeds of not less than $485,000. All Net Cash Proceeds of such sales may be paid directly to the Collateral Agent and applied to prepay Term Loan A under the Senior Credit Agreement ("SCA  Term Loan A") in inverse order of maturities.

Section 3 of Schedule A currently requires all assets and properties of FSI to have been sold by December 22, 2015 for aggregate Net Cash Proceeds of not less than $4,500,000. Borrower and the Company request that this Section be modified to extend the deadline for the sale of the assets and properties of FSI to January 25, 2016 and to reduce the required aggregate consideration to $3,700,000. If Citizens consents to this change, Section 3 of Schedule A would be revised to read, in its entirety, as follows:

3. The arms'-length sale of all assets and properties of Frascati Shops, Inc. and Tower, LLC (collectively, "FSI"), such sales to occur no later than January 25, 2016, and with respect to which (a) the Net Cash Proceeds of such sales shall not be less than $3,700,000 in the aggregate, and (b) all such Net Cash Proceeds of such sales may be paid directly to the Collateral Agent and applied to prepay SCA Term Loan A in inverse order of maturities.

Finally, Section 4 of Schedule A currently requires the sale, assignment, early termination or other disposition of all three Intermarine Contracts to have been completed by December 15, 2015 for aggregate Net Cash Proceeds of not less than $9,000,000, and for the full amount of such proceeds to be paid to the Collateral Agent by December 31, 2015 in accordance with the schedule provided in that Section. As originally reflected in Section 4 of Schedule A, the first Intermarine Contract was disposed of on or about November 6, 2015 for Net Cash Proceeds of $3,000,000 (which amounts were timely paid to the Collateral Agent). Borrower and the Company request that Section 4 of Schedule A be modified (a) to extend the deadline for the sale, assignment, early termination or other disposition of the second Intermarine Contract from December 15, 2015 to January 25, 2016, (b) to adjust the schedule for payment of the Net Cash Proceeds of the disposition of the first two Intermarine Contracts to the Collateral Agent with an outside date for the payment of the balance of such proceeds to be January 25, 2016 (as provided in more detail below), and (c) to convert the requirement for the sale, assignment, early termination or other disposition of the third Intermarine Contract from an absolute requirement to a requirement for Waterman to complete that disposition on a commercially reasonable best efforts basis by February 20, 2016 for Net Cash Proceeds of at least $3,000,000. If Citizens consents to this change, Section 4 of Schedule A would be revised to read, in its entirety, as follows:

4. The sale, assignment, early termination or other disposition by Waterman Steamship Corporation ("Waterman") of its bareboat charter agreements with

Intermarine, LLC (the "Intermarine Contracts") in accordance with the following terms: (a) Waterman shall complete the disposition of two of the Intermarine Contracts by no later than January 25, 2016 for aggregate Net Cash Proceeds of at least $6,000,000, and Waterman shall use its commercially reasonable best efforts to complete the disposition of the third Intermarine Contract by February 20, 2016 for Net Cash Proceeds of at least $3,000,000; (b) 100% of the aggregate Net Cash Proceeds of the disposition of the first two Intermarine Contracts shall be paid in three installments, (i) $3,000,000 of such proceeds shall be paid to the Collateral Agent by November 6, 2015 (which payment was timely made), (ii) $2,000,000 of such proceeds shall be paid to the Collateral Agent on the earlier of (A) the sale or other disposition of the vessel GLOVIS COUNTESS or (B)

Citizens Asset Finance, Inc. December 22, 2015

December 31, 2015, and (iii) the final $1,000,000 of such proceeds shall be paid by January 25, 2016; and (c) the Net Cash Proceeds, if any, for the disposition of the third Intermarine Contract shall be paid to the Collateral Agent upon receipt by Waterman or any other borrower. All such proceeds of the sale of the Intermarine Contracts paid to the Collateral Agent may be applied to prepay SCA Term Loan A in inverse order of maturities.

Please confirm your consent to the modification of Sections 2 through 4 of Schedule A to the Waiver Agreement as set forth above by signing in the signature block below. Upon your consent, Sections 2 through 4 of Schedule A shall be deemed to have been amended as provided above. Except as expressly amended by this letter, all provisions of the Waiver Agreement and Schedule A thereto remain in full force and effect. The Waiver Agreement, and Schedule A thereto, as amended by this letter, and all other Loan Documents related thereto, be and are hereby ratified and affirmed.

Sincerely,

LCI SHIPHOLDINGS, INC.

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

INTERNATIONAL SHIPHOLDING CORPORATION

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

ACKNOWLEDGED AND AGREED
THIS 22ND DAY OF DECEMBER, 2015

CITIZENS ASSET FINANCE, INC.
(f/k/a RBS Asset Finance, Inc.)

By: /s/ Janet Melancon

Name: Janet Melancon

Title: Vice President